July 2021

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated June 30, 2021 / Registration Statement No. 333- 253421

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 30, 2021.
GS Finance Corp.

PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021

Principal at Risk Securities

The Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS at stated maturity (expected to be December 30, 2021) is based on the performance of a weighted basket composed of the Russell 2000® Index (25.00% weighting), the iShares® MSCI Emerging Markets ETF (15.00% weighting), the VanEck Vectors® Gold Miners ETF (15.00% weighting), the EURO STOXX 50® Index (15.00% weighting), the TOPIX (10.00% weighting), the Health Care Select Sector SPDR® Fund (10.00% weighting) and the SPDR® S&P® Oil & Gas Exploration & Production ETF (10.00% weighting), as measured from the pricing date (expected to be July 16, 2021) to and including the valuation date (expected to be December 22, 2021).

The return on your PLUS is linked, in part, to the performances of the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF (each, an ETF), and not to that of the MSCI Emerging Markets Index, the NYSE Arca Gold Miners Index, the Health Care Select Sector Index or the S&P® Oil & Gas Exploration & Production Select Industry Index (each, an underlying index) on which the respective ETFs are based. In addition, each of the iShares® MSCI Emerging Markets ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF follows a strategy of "representative sampling", which means each such ETF’s holdings are not the same as those of its respective underlying index. The performance of any ETF may significantly diverge from that of its respective underlying index.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each basket component, of: (i) the final basket component value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each basket component, the quotient of (i) the weighting of such basket component multiplied by 100 divided by (ii) the initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the basket percent change (the percentage change in the final basket value from the initial basket value), subject to the maximum payment of $10.58 per PLUS. If the final basket value is less than the initial basket value, you will lose a portion of your investment.  Declines in one or more basket components may offset increases in the other basket components. Due to the unequal weighting of each basket component, the performances of the basket components with greater weights will have a significantly larger impact on the return on your PLUS than the performances of the basket components with lesser weights.

At maturity, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•

if the final basket value is greater than the initial basket value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) basket percent change, subject to the maximum payment at maturity of $10.58; or

•	if the final basket value is equal to or less than the initial basket value, the product of (i) $10 times (ii) the quotient of (a) the final basket value divided by (b) the initial basket value.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value has declined from the initial basket value.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:

as described more fully below, a weighted basket composed of the Russell 2000® Index (Bloomberg symbol, “RTY Index”), the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”), the VanEck Vectors® Gold Miners ETF (Bloomberg symbol, “GDX UP Equity”), the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), the TOPIX (Bloomberg symbol, “TPX Index”), the Health Care Select Sector SPDR® Fund (Bloomberg symbol, “XLV UP Equity”) and the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg symbol, “XOP UP Equity”)

Pricing date:	July , 2021 (expected to price on or about July 16, 2021)
Original issue date:	July , 2021 (expected to be July 21, 2021)
Valuation date:	expected to be December 22, 2021, subject to postponement
Stated maturity date:	expected to be December 30, 2021, subject to postponement

Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value range:	$9.00 to $9.30 per PLUS. See the following page for more information.

Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-18. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	July , 2021	Original issue price:	100.00% of the principal amount
Underwriting discount:	1.75% ($ in total)*	Net proceeds to the issuer:	98.25% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.175 for each PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

July 2021

The issue price, underwriting discount and net proceeds listed on the cover page relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Basket (continued from previous page):	Basket component	Basket component weighting	Initial basket component value	Multiplier
	Russell 2000® Index	25.00%
	iShares® MSCI Emerging Markets ETF	15.00%
	VanEck Vectors® Gold Miners ETF	15.00%
	EURO STOXX 50® Index	15.00%
	TOPIX	10.00%
	Health Care Select Sector SPDR® Fund	10.00%
	SPDR® S&P® Oil & Gas Exploration & Production ETF	10.00%

We refer to each of the Russell 2000® Index, the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the EURO STOXX 50® Index, the TOPIX, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF singularly as a basket component and together as the basket components.

Payment at maturity:

If the final basket value is greater than the initial basket value,

$10 + the leveraged upside payment, subject to the maximum payment at maturity.

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to or less than the initial basket value,

$10 × the basket performance factor

This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 × leverage factor × basket percent change
Leverage factor:	200%
Maximum payment at maturity:	$10.58 per PLUS (105.8% of the stated principal amount)
Basket percent change:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each basket component times the applicable multiplier for such basket component on such date.
Basket component closing value:	In the case of each basket component, the closing value of such basket component.
Multiplier:

Each multiplier will be set on the pricing date based on the applicable basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS and will equal, for each basket component, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket—Multiplier” above.

July 2021

Basket performance factor:	final basket value / initial basket value
CUSIP / ISIN:	36260Y872 / US36260Y8729
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

July 2021

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $10 principal amount), which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $      per $10 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through                , as described below). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models.

With respect to the $        initial additional amount:

•     $        will decline to zero on a straight-line basis from the time of pricing through               ; and

•     $       will decline to zero on a straight-line basis from            through           .

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    General terms supplement no. 2,913 dated June 17, 2021

●    Underlier supplement no. 21 dated June 24, 2021

●    Prospectus supplement dated March 22, 2021

●    Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price,” “closing value,” “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 21 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “pricing date” and “underlying index publisher”, respectively.

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the offered PLUS has the terms described under “Summary Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F, references to the “accompanying underlier supplement no. 21” mean the accompanying underlier supplement no. 21 dated June 24, 2021 and references to the “accompanying general terms supplement no. 2,913” mean the accompanying general terms supplement no. 2,913, dated June 17, 2021, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 (the “PLUS”) can be used:

•	As an alternative to direct exposure to the basket that enhances returns for a limited range of positive performance of the basket, subject to the maximum payment at maturity
•	To potentially outperform the basket with respect to moderate increases in the basket from the initial basket value to the final basket value.

However, you will not receive dividends on the ETFs or the stocks comprising the basket components (with respect to any basket component, the “basket component stocks”) or any interest payments on your PLUS.

  If the final basket value is less than the initial basket value, the PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 5 months
Payment at maturity:

•If the final basket value is greater than the initial basket value, $10 + the leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•If the final basket value is equal to or less than the initial basket value, $10 × the basket performance factor. This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leverage factor:	200% (applicable only if the final basket value is greater than the initial basket value)
Basket percent change:	(final basket value – initial basket value) / initial basket value
Leveraged upside payment:	$10 × leverage factor × basket percent change

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$10.58 per PLUS (105.8% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Basket component weightings:

the Russell 2000® Index (25.00% weighting), the iShares® MSCI Emerging Markets ETF (15.00% weighting), the VanEck Vectors® Gold Miners ETF (15.00% weighting), the EURO STOXX 50® Index (15.00% weighting), the TOPIX (10.00% weighting), the Health Care Select Sector SPDR® Fund (10.00% weighting) and the SPDR® S&P® Oil & Gas Exploration & Production ETF (10.00% weighting)

Interest:	None
Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the basket.  In exchange for enhanced performance of 200.00% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $10.58 per PLUS. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $10.58 per PLUS. However, if the basket has depreciated in value, investors will lose 1.00% for every 1.00% decline in the basket value from the pricing date to the valuation date of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors will not receive dividends on the ETFs or the basket component stocks or any interest payments on the PLUS and investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket, within a limited range of positive performance. However, investors will not receive dividends on the ETFs or the basket component stocks or any interest payments on the PLUS.

Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as 200% of the increase in the value of the basket, subject to the maximum payment at maturity of $10.58 per PLUS (105.8% of the stated principal amount).  For example, if the final basket value is 2.00% greater than the initial basket value, the PLUS will provide a total return of 4.00% at maturity.

Par Scenario	The final basket value is equal to the initial basket value. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario

The basket declines in value. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the basket from the initial basket value. For example, if the final basket value is 30.00% less than the initial basket value, the PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$10.58 per PLUS (105.8% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the basket from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final basket value of 102.9% of the initial basket value.

	▪	If the basket appreciates 2.00%, investors will receive a 4.00% return, or $10.40 per PLUS.
▪	Par Scenario. If the final basket value is equal to the initial basket value, investors will receive the $10 stated principal amount per PLUS.
▪

Downside Scenario. If the final basket value is less than the initial basket value, investors will receive an amount that is less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the basket. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

	▪	If the basket depreciates 30.00%, investors will lose 30.00% of their principal and receive only $7.00 per PLUS at maturity, or 70.00% of the stated principal amount.

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing values of the basket components on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket values and closing values of the basket components that are entirely hypothetical; the basket closing value on any day throughout the life of the PLUS, including the final basket value on the valuation date, cannot be predicted. The basket components have been highly volatile in the past — meaning that the closing values of the basket components have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket components and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	200.00%
Maximum payment at maturity	$10.58

Neither a market disruption event nor a non-basket component business day occurs with respect to any basket component on the originally scheduled valuation date

No change in or affecting any of (i) the basket components, (ii) the basket component stocks or (iii) the method by which the applicable index publisher calculates the Russell 2000® Index, the EURO STOXX 50® Index or the TOPIX or the underlying index of the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the Health Care Select Sector SPDR® Fund or the SPDR® S&P® Oil & Gas Exploration & Production ETF

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial basket component values that will serve as the baseline for determining the amount that we will pay on your PLUS, at maturity. We will not do so until the pricing date. As a result, the actual initial basket component values may differ substantially from the basket component closing values prior to the pricing date.

For these reasons, the actual performance of the basket over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket component closing values shown elsewhere in this pricing supplement. For information about the historical values of the basket components during recent periods, see “The Basket and the Basket Components — Historical Basket Component Closing Values of the Basket Components and Basket Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the basket component between the date of this pricing supplement and the date of your purchase of the offered PLUS.

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the basket component stocks.

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final basket value and the assumptions noted above.

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
175.000%	105.800%
150.000%	105.800%
110.000%	105.800%
102.900%	105.800%
102.000%	104.000%
101.000%	102.000%
100.000%	100.000%
95.000%	95.000%
90.000%	90.000%
80.000%	80.000%
70.000%	70.000%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be 25.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final basket value were determined to be zero, you would lose your entire investment in the PLUS. In addition, if the final basket value were determined to be 175.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 105.800% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final basket value over 102.900% of the initial basket value.

The following examples illustrate the hypothetical payment at maturity for each PLUS based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the basket components, calculated based on the key terms and assumptions above.

The values in Column A represent the hypothetical initial basket component values for each basket component, and the values in Column B represent the hypothetical final basket component values for each of the basket components. The percentages in Column C represent hypothetical final basket component values for each basket component in Column B expressed as percentages of the corresponding hypothetical initial basket component values in Column A. The amounts in Column D represent the applicable multiplier for each basket component, and the amounts in Column E represent the products of the values in Column B

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

times the corresponding amounts in Column D. The final basket value for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket percent change will equal the quotient of (i) the final basket value for such example minus the initial basket value divided by (ii) the initial basket value, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket value is greater than the initial basket value. The payment at maturity amount equals the maximum payment at maturity.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Russell 2000® Index (25.00% weighting)	100.00	150.00	150.00%	0.25000	37.50
iShares® MSCI Emerging Markets ETF (15.00% weighting)	100.00	150.00	150.00%	0.15000	22.50
VanEck Vectors® Gold Miners ETF (15.00% weighting)	100.00	150.00	150.00%	0.15000	22.50
EURO STOXX 50® Index (15.00% weighting)	100.00	150.00	150.00%	0.15000	22.50
TOPIX (10.00% weighting)	100.00	150.00	150.00%	0.10000	15.00
Health Care Select Sector SPDR® Fund (10.00% weighting)	100.00	150.00	150.00%	0.10000	15.00
SPDR® S&P® Oil & Gas Exploration & Production ETF (10.00% weighting)	100.00	150.00	150.00%	0.10000	15.00
			Final Basket Value:		150.00
			Basket Percent Change:		50.00%

In this example, the hypothetical final basket component values for all of the basket components are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 150.00, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 plus the leveraged upside, which equals:

July 2021

GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

$10 + ($10 × 200.00% × 50.00%) = $20.00, which exceeds the maximum payment amount of $10.58.

Since this hypothetical payment at maturity exceeds the maximum payment amount, the hypothetical payment at maturity that we would deliver on your PLUS would be the maximum payment amount of $10.58 for each $10 face amount of your PLUS (i.e. 105.8% of each $10 principal amount of your PLUS).

Example 2: The final basket value is greater than the initial basket value.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Russell 2000® Index (25.00% weighting)	100.00	101.00	101.00%	0.25000	25.25
iShares® MSCI Emerging Markets ETF (15.00% weighting)	100.00	101.00	101.00%	0.15000	15.15
VanEck Vectors® Gold Miners ETF (15.00% weighting)	100.00	101.00	101.00%	0.15000	15.15
EURO STOXX 50® Index (15.00% weighting)	100.00	101.00	101.00%	0.15000	15.15
TOPIX (10.00% weighting)	100.00	101.00	101.00%	0.10000	10.10
Health Care Select Sector SPDR® Fund (10.00% weighting)	100.00	101.00	101.00%	0.10000	10.10
SPDR® S&P® Oil & Gas Exploration & Production ETF (10.00% weighting)	100.00	101.00	101.00%	0.10000	10.10
			Final Basket Value:		101.00
			Basket Percent Change:		1.00%

In this example, the hypothetical final basket component values for all of the basket components are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 101.00, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 plus the leveraged upside, which equals:

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GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

$10 + ($10 × 200.00% × 1.00%) = $10.20.

Example 3: The final basket value is less than the initial basket value. The cash settlement amount is less than the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Russell 2000® Index (25.00% weighting)	100.00	30.00	30.00%	0.25000	7.50
iShares® MSCI Emerging Markets ETF (15.00% weighting)	100.00	50.00	50.00%	0.15000	7.50
VanEck Vectors® Gold Miners ETF (15.00% weighting)	100.00	100.00	100.00%	0.15000	15.00
EURO STOXX 50® Index (15.00% weighting)	100.00	100.00	100.00%	0.15000	15.00
TOPIX (10.00% weighting)	100.00	103.00	103.00%	0.10000	10.45
Health Care Select Sector SPDR® Fund (10.00% weighting)	100.00	103.00	103.00%	0.10000	10.45
SPDR® S&P® Oil & Gas Exploration & Production ETF (10.00% weighting)	100.00	103.00	103.00%	0.10000	10.30
			Final Basket Value:		76.20
			Basket Percent Change:		-23.80%

In this example, the hypothetical final basket component values of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF are less than their applicable hypothetical initial basket component values, while the hypothetical final basket component values of the VanEck Vectors® Gold Miners ETF and the EURO STOXX 50® Index are equal to their applicable hypothetical initial basket component values and the hypothetical final basket component values of the TOPIX, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF are greater than their applicable hypothetical initial basket component values.

Because the basket components are unequally weighted, increases in the lower-weighted basket components may be more than offset by decreases in the higher-weighted basket components. In this example, the large declines in the levels of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF result in the hypothetical final basket value being less than the initial basket value, even though the levels of the VanEck Vectors® Gold Miners ETF and the EURO STOXX 50® Index remained unchanged and the levels of the TOPIX, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF increased.

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GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Because the hypothetical final basket level of 76.20 is less than the initial basket value, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 times the basket performance factor, which equals:

$10 x (76.20/100.00) = $7.62

Example 4: The final basket value is less than the initial basket value. The cash settlement amount is less than the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Russell 2000® Index (25.00% weighting)	100.00	50.00	50.00%	0.25000	12.50
iShares® MSCI Emerging Markets ETF (15.00% weighting)	100.00	50.00	50.00%	0.15000	7.50
VanEck Vectors® Gold Miners ETF (15.00% weighting)	100.00	50.00	50.00%	0.15000	7.50
EURO STOXX 50® Index (15.00% weighting)	100.00	50.00	50.00%	0.15000	7.50
TOPIX (10.00% weighting)	100.00	50.00	50.00%	0.10000	5.00
Health Care Select Sector SPDR® Fund (10.00% weighting)	100.00	50.00	50.00%	0.10000	5.00
SPDR® S&P® Oil & Gas Exploration & Production ETF (10.00% weighting)	100.00	50.00	50.00%	0.10000	5.00
			Final Basket Value:		50.00
			Basket Percent Decrease:		-50.00%

In this example, the hypothetical final basket component values for all of the basket components are less than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 50.00 is less than the initial basket value, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 times the basket performance factor, which equals:

$10 x (50.00/100.00) = $5.00

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the basket component stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other

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GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the PLUS do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

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GS Finance Corp. PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We cannot predict the actual final basket value or what the market value of your PLUS will be on any particular index business day, nor can we predict the relationship between the basket component closing values of each basket component and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered PLUS will depend on the actual initial basket component value for each basket component, which we will set on the pricing date, and the actual final basket value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS, if any, on the stated maturity date may be very different from the information reflected in the examples above.

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Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying underlier supplement no. 21 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 21 and the accompanying general terms supplement no. 2,913. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the basket component stocks, i.e., with respect to a basket component to which your PLUS are linked, the stocks comprising such basket component. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the PLUS

You can lose your entire investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of a weighted basket composed of the Russell 2000® Index, the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the EURO STOXX 50® Index, the TOPIX, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF as measured from the initial basket value set on the pricing date to the basket closing value on the valuation date. If the final basket value is less than the initial basket value, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the basket value from the pricing date to the valuation date of the PLUS, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the basket components, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Return on Your PLUS Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your PLUS will be limited because of the maximum payment at maturity of $10.58 per PLUS (105.8% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the basket may rise over the life of your PLUS. Although the

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leverage factor provides 200.00% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 105.8% of the stated principal amount per PLUS, any increase in the final basket value over the initial basket value by more than 2.90% of the initial basket value will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the basket components.

The Lower Performance of One Basket Component May Offset an Increase in Any Other Basket Component

Declines in the value of one basket component may offset an increase in the value of any other basket component. As a result, any return on the basket — and thus on your PLUS — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your PLUS at maturity.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the ETFs or the Basket Component Stocks

The index publishers of the Russell 2000® Index, the EURO STOXX 50® Index and the TOPIX calculate the respective values of the basket components by reference to the prices of the applicable basket component stocks, without taking account of the value of dividends paid on those basket component stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned such basket component stocks and received the dividends paid on those basket component stocks. In addition, the return on your PLUS will not reflect the return you would realize if you actually owned the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF and received the dividends paid on the shares of such ETFs. You will not receive any dividends that may be paid on any of the basket component stocks by the basket component stock issuers or on the shares of the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the Health Care Select Sector SPDR® Fund or the SPDR® S&P® Oil & Gas Exploration & Production ETF. See “—Investing in the PLUS is Not Equivalent to Investing in the Basket Components; You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Basket Component Stocks” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to

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others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Basket Component Closing Values of the Basket Components at Any Time Other than the Valuation Date

The final basket value will be based on the basket component closing value of each of the basket component on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the basket component closing values of the basket components dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the basket component closing values prior to such drop in the values of the basket components. Although the actual value of the basket components on the stated maturity date or at other times during the life of your PLUS may be higher than the basket component closing values of the basket components on the valuation date, you will not benefit from the basket component closing values of the basket components at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•	the value of the basket and the basket components;
•	the volatility – i.e., the frequency and magnitude of changes – in the basket component closing values of the basket components;
•	the dividend rates of the basket component stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the basket component stocks, and which may affect the basket component closing values of the basket components;

•	interest rates and yield rates in the market;
•	the time remaining until your PLUS mature; and

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•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the basket components based on their historical performance. The actual performance of the basket components over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical basket component closing values of the basket components or to the hypothetical examples shown elsewhere in this pricing supplement.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Values of the Basket Components Change, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the basket components. Changes in the value of one or more of the basket components may not result in a comparable change in the market value of your PLUS. Even if the value of one or more of the basket components increases above its initial basket component value during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Investing in the PLUS is Not Equivalent to Investing in the ETFs or the Basket Components; You Have No Shareholder Rights or Rights to Receive Any Shares of the ETFs or Any Basket Component Stock

Investing in your PLUS is not equivalent to investing in the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF (each, an ETF) or the basket component stocks, and will not make you a holder of any shares of the ETFs or the basket component stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the ETFs or the basket component stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the ETFs or the basket component stock issuers or any other rights of a holder of shares of the ETFs or the basket component stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any shares of the ETFs or any basket component stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

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The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

Other Investors May Not Have the Same Interests as You

Other investors in the PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your PLUS, the underlying stocks or other similar securities, which may adversely impact the market for or value of your PLUS.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs has hedged or expects to hedge our obligations under the PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the basket components and the basket component stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components or the basket component stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the basket components or the basket component stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the values of the basket components — directly or indirectly by affecting the value of the basket component stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the basket components or basket component stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

Additional Risks Related to the Russell 2000® Index, the EURO STOXX 50® Index and the TOPIX

The Policies of the Basket Component Publishers of the Russell 2000® Index, the EURO STOXX 50® Index and the TOPIX and Changes That Affect Such Basket Components or the Basket Component Stocks Comprising Such Basket Components Could Affect the Payment at Maturity and the Market Value of the PLUS

The policies of the basket component publishers of the Russell 2000® Index, the EURO STOXX 50® Index and the TOPIX concerning the calculation of the values of such basket components, additions, deletions or substitutions of basket component stocks comprising such basket components and the manner in which changes affecting the basket component stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of such basket components, could affect the values of such basket components and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if a basket component publisher changes these policies, for example, by changing the manner in which it calculates such basket component value or if such basket component publisher discontinues or suspends calculation or publication of the value of the basket component, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the basket component closing values of the basket components on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the basket component closing value of the basket components on any basket component business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes— Discontinuance or Modification of an Underlier That is an Index or an Exchange Traded Fund” on page S-25 and “— Role of Calculation Agent” on page S-26 of the accompanying general terms supplement no. 2,913.

Additional Risks Related to the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the EURO STOXX 50® Index and the TOPIX

An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities

The value of your PLUS is linked, in part, to the iShares® MSCI Emerging Markets ETF and the VanEck Vectors® Gold Miners ETF that hold stocks from one or more foreign securities markets, including stocks traded in the equity markets of emerging market countries, and the EURO STOXX 50® Index and the TOPIX that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign

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securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the iShares® MSCI Emerging Markets ETF or the VanEck Vectors® Gold Miners ETF is not traded, the value of the securities underlying such basket components may change on days when shareholders will not be able to purchase or sell shares of such basket components. This could result in premiums or discounts to a basket component’s net asset value that may be greater than those experienced by an exchange traded fund that does not hold foreign assets.

The countries whose markets are represented by the iShares® MSCI Emerging Markets ETF include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. The countries whose markets are represented by the VanEck Vectors® Gold Miners ETF include emerging market countries.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the basket component investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the basket component.

Additional Risks Related to the Russell 2000® Index

There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

The Russell 2000® Index is comprised of stocks of companies that may be considered small capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the Russell 2000® Index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies.

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Additional Risks Related to the iShares® MSCI Emerging Markets ETF

The Policies of the iShares® MSCI Emerging Markets ETF’s Investment Advisor, BlackRock Fund Advisors, and MSCI Inc., the Publisher of its Underlying Index, Could Affect the Payment at Maturity on Your PLUS and Their Market Value

The iShares® MSCI Emerging Markets ETF’s investment advisor, BlackRock Fund Advisors (“BFA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of BFA concerning the calculation of the net asset value of the iShares® MSCI Emerging Markets ETF, additions, deletions or substitutions of securities in the iShares® MSCI Emerging Markets ETF and the manner in which changes affecting the MSCI Emerging Markets Index are reflected in the iShares® MSCI Emerging Markets ETF that could affect the market price of the shares of the iShares® MSCI Emerging Markets ETF and, therefore, the payment at maturity, if any, on your PLUS on the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if BFA changes these policies, for example, by changing the manner in which it calculates the net asset value of the iShares® MSCI Emerging Markets ETF, or if BFA discontinues or suspends calculation or publication of the net asset value of the iShares® MSCI Emerging Markets ETF, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent - which initially will be Goldman Sachs & Co. LLC - may determine the basket component closing value of the iShares® MSCI Emerging Markets ETF on the valuation date - and thus the amount payable on the stated maturity date - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the basket component closing value of the iShares® MSCI Emerging Markets ETF on the valuation date and the amount payable on your PLUS more fully under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier That is an Index or an Exchange Traded Fund” on page S-25 of the accompanying general terms supplement no. 2,913.

In addition, MSCI Inc. (“MSCI”), the publisher of the MSCI Emerging Markets Index, owns the MSCI Emerging Markets Index and is responsible for the design and maintenance of that index. The policies of MSCI concerning the calculation of the MSCI Emerging Markets Index, including decisions regarding the addition, deletion or substitution of the equity securities included in such index, could affect the level of such index and, consequently, could affect the market prices of shares of the iShares® MSCI Emerging Markets ETF and, therefore, the amount payable on your PLUS and their market value.

There is No Assurance That an Active Trading Market Will Continue for the iShares® MSCI Emerging Markets ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® MSCI Emerging Markets ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the iShares® MSCI Emerging Markets ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Emerging Markets ETF or that there will be liquidity in the trading market.

In addition, the iShares® MSCI Emerging Markets ETF is subject to management risk, which is the risk that BFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BFA may select up to 10.00% of the iShares® MSCI Emerging Markets ETF’s assets to be invested in shares of equity securities that are not included in the MSCI Emerging Markets Index. In addition, BFA may be permitted to engage in securities lending with respect to a portion of the iShares® MSCI Emerging Markets ETF's total assets, which could subject the iShares® MSCI Emerging Markets ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all. The iShares® MSCI Emerging Markets ETF is also not actively managed and may be affected by a general decline in market segments relating to the MSCI Emerging Markets Index. BFA invests in securities included in, or representative of, the MSCI Emerging Markets Index regardless of their investment merits. BFA does not attempt to take defensive positions in declining markets.

In addition, the iShares® MSCI Emerging Markets ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to

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complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the iShares® MSCI Emerging Markets ETF is subject to listing standards adopted by the NYSE Arca. There can be no assurance that the iShares® MSCI Emerging Markets ETF will continue to meet the applicable listing requirements, or that the iShares® MSCI Emerging Markets ETF will not be delisted.

The iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index are Different and the Performance of the iShares® MSCI Emerging Markets ETF May Not Correlate with the Performance of the MSCI Emerging Markets Index

The iShares® MSCI Emerging Markets ETF uses a representative sampling strategy (more fully described under “The Basket and the Basket Components — iShares® MSCI Emerging Markets ETF”) to attempt to track the performance of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets ETF may not hold all or substantially all of the equity securities included in the MSCI Emerging Markets Index and may hold securities or assets not included in the MSCI Emerging Markets Index. Therefore, while the performance of the iShares® MSCI Emerging Markets ETF is generally linked to the performance of the MSCI Emerging Markets Index, the performance of the iShares® MSCI Emerging Markets ETF is also linked in part to shares of equity securities not included in the MSCI Emerging Markets Index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA.

Imperfect correlation between the iShares® MSCI Emerging Markets ETF’s portfolio securities and those in the MSCI Emerging Markets Index, rounding of prices, changes to the MSCI Emerging Markets Index and regulatory requirements may cause tracking error, the divergence of the iShares® MSCI Emerging Markets ETF’s performance from that of the MSCI Emerging Markets Index.

In addition, the performance of the iShares® MSCI Emerging Markets ETF will reflect additional transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index and this may increase the tracking error of the iShares® MSCI Emerging Markets ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index. Finally, because the shares of the iShares® MSCI Emerging Markets ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Emerging Markets ETF may differ from the net asset value per share of the iShares® MSCI Emerging Markets ETF.

For all of the foregoing reasons, the performance of the iShares® MSCI Emerging Markets ETF may not correlate with the performance of the MSCI Emerging Markets Index. Consequently, the return on the PLUS will not be the same as investing directly in the iShares® MSCI Emerging Markets ETF or in the msci Emerging Markets Index or in the basket component stocks or in the stocks comprising the MSCI Emerging Markets Index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the MSCI Emerging Markets Index.

Your Investment in the PLUS Will Be Subject to Foreign Currency Exchange Rate Risk

The iShares® MSCI Emerging Markets ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the iShares® MSCI Emerging Markets ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the iShares® MSCI Emerging Markets ETF may not increase even if the non-dollar value of the asset held by the iShares® MSCI Emerging Markets ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your PLUS. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;

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●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market value of the PLUS and price of the iShares® MSCI Emerging Markets ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your PLUS and the trading market for your PLUS. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your PLUS.

Additional Risks Related to the VanEck Vectors® Gold Miners ETF

The Policies of the VanEck Vectors® Gold Miners ETF’s Investment Advisor, Van Eck Associates Corporation, and the Publisher of its Underlying Index, ICE Data Indices, LLC, Could Affect the Amount Payable on Your PLUS and Their Market Value

The VanEck Vectors® Gold Miners ETF’s investment advisor, Van Eck Associates Corporation (“Van Eck”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of Van Eck concerning the calculation of the net asset value of the VanEck Vectors® Gold Miners ETF, additions, deletions or substitutions of securities in the VanEck Vectors® Gold Miners ETF and the manner in which changes affecting the NYSE Arca Gold Miners Index are reflected in the VanEck Vectors® Gold Miners ETF that could affect the market price of the shares of the VanEck Vectors® Gold Miners ETF, and therefore, the amount payable on your PLUS. The amount payable on your PLUS and their market value could also be affected if Van Eck changes these policies, for example, by changing the manner in which it calculates the net asset value of the VanEck Vectors® Gold Miners ETF, or if Van Eck discontinues or suspends calculation or publication of the net asset value of the VanEck Vectors® Gold Miners ETF, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent - which initially will be GS&Co. - may determine the closing level of the VanEck Vectors® Gold Miners ETF on the valuation date - and thus the amount payable on the stated maturity date, if any - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the basket component closing value of the VanEck Vectors® Gold Miners ETF on the valuation date and the amount payable on your PLUS more fully under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier That is an Index or an Exchange Traded Fund” on page S-25 of the accompanying general terms supplement no. 2,913.

In addition, ICE Data Indices, LLC (“ICE”) , the publisher of the NYSE Arca Gold Miners Index, owns the NYSE Arca Gold Miners Index and is responsible for the design and maintenance of the NYSE Arca Gold Miners Index. The policies of the ICE concerning the calculation of the NYSE Arca Gold Miners Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the NYSE Arca Gold Miners Index, could affect the level of the NYSE Arca Gold Miners Index and, consequently, could affect the market price of shares of the VanEck Vectors® Gold Miners ETF and, therefore, the amount payable on your PLUS and their market value.

There is No Assurance That an Active Trading Market Will Continue for the VanEck Vectors® Gold Miners ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the VanEck Vectors® Gold Miners ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

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Although the VanEck Vectors® Gold Miners ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The VanEck Vectors® Gold Miners ETF is also not actively managed and may be affected by a general decline in market segments relating to the NYSE Arca Gold Miners Index. Van Eck invests in securities included in, or representative of, the NYSE Arca Gold Miners Index regardless of their investment merits. Van Eck does not attempt to take defensive positions in declining markets. In addition, Van Eck may be permitted to engage in securities lending with respect to a portion of the VanEck Vectors® Gold Miners ETF’s total assets, which could subject the VanEck Vectors® Gold Miners ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the VanEck Vectors® Gold Miners ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the VanEck Vectors® Gold Miners ETF is subject to listing standards adopted by the NYSE Arca. There can be no assurance that the VanEck Vectors® Gold Miners ETF will continue to meet the applicable listing requirements, or that the VanEck Vectors® Gold Miners ETF will not be delisted.

The VanEck Vectors® Gold Miners ETF and the NYSE Arca Gold Miners Index are Different and the Performance of the VanEck Vectors® Gold Miners ETF May Not Correlate With the Performance of the NYSE Arca Gold Miners Index

The VanEck Vectors® Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. There may, however, be instances where the VanEck Vectors® Gold Miners ETF may choose to overweight one or more securities in the NYSE Arca Gold Miners Index, purchase securities not included in the NYSE Arca Gold Miners Index or utilize various combinations of other available investment techniques in seeking to track the NYSE Arca Gold Miners Index. Although the VanEck Vectors® Gold Miners ETF seeks to track the performance of the NYSE Arca Gold Miners Index as closely as possible, the return of VanEck Vectors® Gold Miners ETF may not match or achieve a high degree of correlation with the return of the NYSE Arca Gold Miners Index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. In addition, corporate actions with respect to the securities included in the NYSE Arca Gold Miners Index, such as mergers and spin-offs, may impact the variance between the VanEck Vectors® Gold Miners ETF and the NYSE Arca Gold Miners Index. Finally, as the shares of each of the VanEck Vectors® Gold Miners ETF are traded on the NYSE Arca and are affected by market forces such as supply and demand, economic conditions and other factors, the trading prices of one share of the VanEck Vectors® Gold Miners ETF generally differ from (and may deviate significantly during periods of market volatility from) the average daily net assets per share of the VanEck Vectors® Gold Miners ETF. For these reasons, the performance of the VanEck Vectors® Gold Miners ETF may not correlate with the performance of the NYSE Arca Gold Miners Index. Consequently, the amount payable on your PLUS will not be the same as investing directly in the VanEck Vectors® Gold Miners ETF or in the basket component stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the NYSE Arca Gold Miners Index.

The VanEck Vectors® Gold Miners ETF is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure

The VanEck Vectors® Gold Miners ETF’s stocks are not diversified and are concentrated in gold and silver mining companies, which means the VanEck Vectors® Gold Miners ETF is more likely to be more adversely affected by any negative performance of gold and silver mining companies than an underlier that includes more diversified stocks across a number of sectors. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a

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significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time so the underlier’s share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments.

Your Investment in the PLUS Will Be Subject to Foreign Currency Exchange Rate Risk

The VanEck Vectors® Gold Miners ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the VanEck Vectors® Gold Miners ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the the VanEck Vectors® Gold Miners ETF may not increase even if the non-dollar value of the asset held by the VanEck Vectors® Gold Miners ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your PLUS. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the PLUS and basket component closing value of the VanEck Vectors® Gold Miners ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your PLUS and the trading market for your PLUS. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your PLUS.

The VanEck Vectors® Gold Miners ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the VanEck Vectors® Gold Miners ETF held 54 stocks as of June 17, 2021, approximately 26.86% of the ETF was invested in just two stocks - Newmont Corporation and Barrick Gold Corporation - and approximately 63.23% of the VanEck Vectors® Gold Miners ETF was invested in just ten stocks. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the VanEck Vectors® Gold Miners ETF even if none of the other stocks held by the VanEck Vectors® Gold Miners ETF are affected by such events. Because of the weighting of the holdings of the VanEck Vectors® Gold Miners ETF, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an exchange-traded fund that capped

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the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such fund.

Additional Risks Related to Health Care Select Sector SPDR® Fund

The Policies of the Health Care Select Sector SPDR® Fund’s Investment Advisor, SSGA Funds Management, Inc., and the Publisher of its Underlying Index, S&P, Could Affect the Amount Payable on Your PLUS and Their Market Value

The Health Care Select Sector SPDR® Fund’s investment advisor, SSGA Funds Management, Inc. (“SSGA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of SSGA concerning the calculation of the net asset value of the Health Care Select Sector SPDR® Fund (the “ETF”), additions, deletions or substitutions of securities in the Health Care Select Sector SPDR® Fund and the manner in which changes affecting the Health Care Select Sector Index are reflected in the Health Care Select Sector SPDR® Fund that could affect the market price of the shares of the Health Care Select Sector SPDR® Fund, and therefore, the amount payable on your PLUS on the stated maturity date. The amount payable on your PLUS and their market value could also be affected if SSGA changes these policies, for example, by changing the manner in which it calculates the net asset value of the Health Care Select Sector SPDR® Fund, or if SSGA discontinues or suspends calculation or publication of the net asset value of the Health Care Select Sector SPDR® Fund, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent - which initially will be GS&Co. - may determine the basket component closing value of the PLUS on the valuation date - and thus the amount payable on the stated maturity date, if any - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the basket component closing value of the Health Care Select Sector SPDR® Fund on the determination date and the amount payable on your PLUS more fully under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier” on page S-25 of the accompanying general terms supplement no. 2,913.

In addition, S&P, the publisher of the Health Care Select Sector Index, owns the Health Care Select Sector Index and is responsible for the design and maintenance of the Health Care Select Sector Index. The policies of S&P concerning the calculation of the Health Care Select Sector Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Health Care Select Sector Index, could affect the value of the Health Care Select Sector Index and, consequently, could affect the market price of shares of the Health Care Select Sector Index and, therefore, the amount payable on your PLUS and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Health Care Select Sector SPDR® Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Health Care Select Sector SPDR® Fund Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the Health Care Select Sector SPDR® Fund are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Health Care Select Sector SPDR® Fund or that there will be liquidity in the trading market.

In addition, the Health Care Select Sector SPDR® Fund is subject to management risk, which is the risk that SSGA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, SSGA may select up to 10% of the Health Care Select Sector SPDR® Fund’s assets to be invested in shares of equity securities that are not included in the Health Care select Sector index. The Health Care Select Sector SPDR® Fund is also not actively managed and may be affected by a general decline in market segments relating to the Health Care Select Sector Index. SSGA invests in securities included in, or representative of, the Health Care Select Sector Index regardless of their investment merits. SSGA does not attempt to take defensive positions in declining markets.

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In addition, the Health Care Select Sector SPDR® Fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the Health Care Select Sector SPDR® Fund is subject to listing standards adopted by the NYSE Arca. There can be no assurance that the Health Care Select Sector SPDR® Fund will continue to meet the applicable listing requirements, or that the Health Care Select Sector SPDR® Fund will not be delisted.

The Health Care Select Sector SPDR® Fund and the Health Care Select Sector Index are Different and the Performance of the Health Care Select Sector SPDR® Fund May Not Correlate With the Performance of the Health Care Select Sector Index

The Health Care Select Sector SPDR® Fund will generally invest in substantially all of the securities included in the Health Care Select Sector Index. There may, however, be instances where the Health Care Select Sector SPDR® Fund may choose to overweight one or more securities in the Health Care Select Sector Index, purchase securities not included in the Health Care Select Sector Index or utilize various combinations of other available investment techniques in seeking to track the Health Care Select Sector Index. Although the Health Care Select Sector SPDR® Fund seeks to track the performance of the Health Care Select Sector Index as closely as possible, the return of Health Care Select Sector SPDR® Fund may not match or achieve a high degree of correlation with the return of the Health Care Select Sector Index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. In addition, corporate actions with respect to the securities included in the Health Care Select Sector Index, such as mergers and spin-offs, may impact the variance between the Health Care Select Sector SPDR® Fund and the Health Care Select Sector Index. For example, SSGA anticipates that it may take several business days for additions and deletions to the Health Care Select Sector Index to be reflected in the portfolio composition of the Health Care Select Sector SPDR® Fund. Finally, as the shares of each of the Health Care Select Sector SPDR® Fund are traded on the NYSE Arca and are affected by market forces such as supply and demand, economic conditions and other factors, the trading prices of one share of the Health Care Select Sector SPDR® Fund generally differ from (and may deviate significantly during periods of market volatility from) the daily net asset value per share of the Health Care Select Sector SPDR® Fund. For these reasons, the performance of the Health Care Select Sector SPDR® Fund may not correlate with the performance of the Health Care Select Sector Index. Consequently, the amount payable on your PLUS will not be the same as investing directly in the Health Care Select Sector SPDR® Fund or in the basket component stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the Health Care Select Sector Index.

The Health Care Select Sector SPDR® Fund is Concentrated in the Health Care Sector and Does Not Provide Diversified Exposure

The Health Care Select Sector SPDR® Fund is not diversified. The Health Care Select Sector SPDR® Fund assets are concentrated in the Health Care sector, which means that the Health Care Select Sector SPDR® Fund is more likely to be more adversely affected by any negative performance of the Health Care sector than an ETF that has more diversified holdings across a number of sectors. Companies in the Health Care sector can be affected by, among other things, extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.

Additional Risks Related to SPDR® S&P® Oil & Gas Exploration & Production ETF

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The Policies of the SPDR® S&P® Oil & Gas Exploration & Production ETF’s Investment Advisor, SSGA Funds Management, Inc., and S&P, the Publisher of its Underlying Index, Could Affect the Amount Payable on Your PLUS and Their Market Value

The SPDR® S&P® Oil & Gas Exploration & Production ETF’s investment advisor, SSGA Funds Management, Inc. (“SSGA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the SPDR® S&P® Oil & Gas Exploration & Production ETF, additions, deletions or substitutions of securities in the SPDR® S&P® Oil & Gas Exploration & Production ETF and the manner in which changes affecting the S&P® Oil & Gas Exploration & Production Select Industry Index are reflected in the SPDR® S&P® Oil & Gas Exploration & Production ETF that could affect the market price of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF, and therefore, the amount payable on your PLUS. The amount payable on your PLUS and their market value could also be affected if SSGA changes these policies, for example, by changing the manner in which it calculates the net asset value of the SPDR® S&P® Oil & Gas Exploration & Production ETF, or if SSGA discontinues or suspends calculation or publication of the net asset value of the SPDR® S&P® Oil & Gas Exploration & Production ETF, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent - which initially will be Goldman Sachs & Co. LLC - may determine the basket component closing value of the SPDR® S&P® Oil & Gas Exploration & Production ETF on the valuation date - and thus the amount payable on the stated maturity date - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the basket component closing value of the SPDR® S&P® Oil & Gas Exploration & Production ETF, including the basket component closing value and the amount payable on your PLUS more fully under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier That is an Index or an Exchange Traded Fund” on page S-25 of the accompanying general terms supplement no. 2,913.

In addition, S&P, the publisher of the S&P® Oil & Gas Exploration & Production Select Industry Index, owns the S&P® Oil & Gas Exploration & Production Select Industry Index and is responsible for the design and maintenance of the S&P® Oil & Gas Exploration & Production Select Industry Index. The policies of S&P concerning the calculation of the S&P® Oil & Gas Exploration & Production Select Industry Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the S&P® Oil & Gas Exploration & Production Select Industry Index, could affect the value of the S&P® Oil & Gas Exploration & Production Select Industry Index and, consequently, could affect the market prices of shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF and, therefore, the amount payable on your PLUS and their market value.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is Concentrated in Oil & Gas Companies and Does Not Provide Diversified Exposure

The SPDR® S&P® Oil & Gas Exploration & Production ETF is not diversified. The SPDR® S&P® Oil & Gas Exploration & Production ETF’s assets will be concentrated in oil and gas companies, which means the SPDR® S&P® Oil & Gas Exploration & Production ETF is more likely to be more adversely affected by any negative performance of oil and gas companies than an ETF that has more diversified holdings across a number of sectors. Oil and gas companies develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF. For example, the SPDR® S&P® Oil & Gas Exploration & Production ETF suffered a significant negative performance for each of the years 2014 and 2015 primarily due to negative developments in the oil & gas sector, while the broader S&P® 500 index achieved a positive

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return for each of the same periods. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the oil & gas sector may also be at risk for environmental damage claims.

There is No Assurance That an Active Trading Market Will Continue for the SPDR® S&P® Oil & Gas Exploration & Production ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the SPDR® S&P® Oil & Gas Exploration & Production ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF or that there will be liquidity in the trading market.

In addition, the SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to management risk, which is the risk that SSGA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, SSGA may select up to 20.00% of the SPDR® S&P® Oil & Gas Exploration & Production ETF’s assets to be invested in shares of equity securities that are not included in the S&P® Oil & Gas Exploration & Production Select Industry Index. The SPDR® S&P® Oil & Gas Exploration & Production ETF is also not actively managed and may be affected by a general decline in market segments relating to the S&P® Oil & Gas Exploration & Production ETF Index. SSGA invests in securities included in, or representative of, the S&P® Oil & Gas Exploration & Production Select Industry Index regardless of their investment merits. SSGA does not attempt to take defensive positions in declining markets.

In addition, the SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.

Further, the SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to listing standards adopted by the NYSE Arca. There can be no assurance that the SPDR® S&P® Oil & Gas Exploration & Production ETF will continue to meet the applicable listing requirements, or that the SPDR® S&P® Oil & Gas Exploration & Production ETF will not be delisted.

The SPDR® S&P® Oil & Gas Exploration & Production ETF and the S&P® Oil & Gas Exploration & Production Select Industry Index are Different and the Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF May Not Correlate with the Performance of the S&P® Oil & Gas Exploration & Production Select Industry Index

The SPDR® S&P® Oil & Gas Exploration & Production ETF uses a representative sampling strategy (more fully described under “The Basket and the Basket Components — SPDR® S&P® Oil & Gas Exploration & Production ETF“) to attempt to track the performance of the SPDR® S&P® Oil & Gas Exploration & Production Select Industry Index. The SPDR® S&P® Oil & Gas Exploration & Production ETF may not hold all or substantially all of the equity securities included in the S&P® Oil & Gas Exploration & Production Select Industry Index and may hold securities or assets not included in the S&P® Oil & Gas Exploration & Production Select Industry Index. Therefore, while the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF is generally linked to the performance of the S&P® Oil & Gas Exploration & Production Select Industry Index, the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF is also linked in part to shares of equity securities not included in the S&P® Oil & Gas Exploration & Production Select Industry Index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with SSGA.

Imperfect correlation between the SPDR® S&P® Oil & Gas Exploration & Production ETF’s portfolio securities and those in the S&P® Oil & Gas Exploration & Production Select Industry Index, rounding of prices, changes to the S&P® Oil & Gas Exploration & Production Select Industry Index and regulatory requirements may cause tracking error, the divergence of the SPDR® S&P® Oil & Gas Exploration & Production ETF’s performance from that of the S&P® Oil & Gas Exploration & Production Select Industry Index.

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In addition, the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF will reflect additional transaction costs and fees that are not included in the calculation of the S&P® Oil & Gas Exploration & Production ETF Index and this may increase the tracking error of the SPDR® S&P® Oil & Gas Exploration & Production ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the SPDR® S&P® Oil & Gas Exploration & Production ETF and the S&P® Oil & Gas Exploration & Production Select Industry Index. Finally, because the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the SPDR® S&P® Oil & Gas Exploration & Production ETF may differ from the net asset value per share of the SPDR® S&P® Oil & Gas Exploration & Production ETF.

For all of the foregoing reasons, the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF may not correlate with the performance of the S&P® Oil & Gas Exploration & Production Select Industry Index. Consequently, the return on the PLUS will not be the same as investing directly in the SPDR® S&P® Oil & Gas Exploration & Production ETF or in the S&P® Oil & Gas Exploration & Production ETF Index or in the basket component stocks or in the stocks comprising the S&P® Oil & Gas Exploration & Production Select Industry Index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the S&P® Oil & Gas Exploration & Production Select Industry Index.

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

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The Basket and the Basket Components

The Basket

The basket is composed of seven basket components with the following basket component weightings within the basket: the Russell 2000® Index (25.00% weighting), the iShares® MSCI Emerging Markets ETF (15.00% weighting), the VanEck Vectors® Gold Miners ETF (15.00% weighting), the EURO STOXX 50® Index (15.00% weighting),  TOPIX (10.00% weighting), the Health Care Select Sector SPDR® Fund (10.00% weighting) and the SPDR® S&P® Oil & Gas Exploration & Production ETF (10.00% weighting).

Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.” The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more details about the Russell 2000® Index, the basket component publisher and license agreement between the basket component publisher and the issuer, see “The Underliers - Russell 2000® Index” on page S-76 of the accompanying underlier supplement no. 21.

The Russell 2000® Index is a trademark of FTSE Russell (“Russell”) and has been licensed for use by GS Finance Corp. The securities are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the PLUS.

iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is a tracking-ETF that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The investment advisor for the iShares® MSCI Emerging Markets ETF uses a representative sampling strategy to attempt to track the performance of the MSCI Emerging Markets Index by investing in a representative sample of securities that collectively have an investment profile similar to that of the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this underlier supplement, Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Pakistan Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index contains large capitalization and mid-capitalization stocks and its constituent stocks are derived from the constituent stocks in the 27 MSCI standard single country indices for the emerging market countries listed above.

For more details about the iShares® MSCI Emerging Markets ETF, the investment advisor and the basket component, see “The Underliers - The iShares® MSCI Emerging Markets ETF” on page S-141 of the accompanying underlier supplement no. 21.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. ("BITC"). The securities are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Indexes are the exclusive property of MSCI Inc. ("MSCI"). The PLUS referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such PLUS.

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VanEck Vectors® Gold Miners ETF

The shares of the VanEck Vectors® Gold Miners ETF (the “ETF”) are issued by VanEck Vectors® ETF Trust (the “trust”), a registered investment company. The trust was incorporated in Delaware as a statutory trust on March 15, 2001.  The trust operates as a series fund and, as of June 30, 2018, offers 57 investment portfolios, each of which represents a separate series of the trust.

•	The ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE® Arca Gold Miners Index® (the “index”).
•

Van Eck Associates Corporation (“Van Eck”) acts as investment adviser to the ETF, and, subject to the supervision of the Board of Trustees, is responsible for the day-to-day investment management of the ETF.

•

The Board of Trustees of the trust has responsibility for the general oversight of the management of the ETF, including general supervision of Van Eck and other service providers, but is not involved in the day-to-day management of the trust.

•	The ETF shares trade on the NYSE Arca under the ticker symbol “GDX”.
•	The trust’s SEC CIK Number is 0001137360.
•	The inception date for purposes of the ETF shares was May 16, 2006.
•	The ETF shares are issued or redeemed only in creation units of 50,000 shares.

We obtained the following fee information from the trust’s publicly available information without independent verification. Van Eck is entitled to receive a monthly management fee from the ETF based on a percentage of the ETF’s average daily net assets at an annual rate of 0.50%. As of April 30, 2021, the ETF’s net expense ratio was 0.51% per annum. Until at least May 1, 2022, Van Eck has agreed to waive fees and/or pay ETF expenses to the extent necessary to prevent the operating expenses of the ETF (excluding acquired fund fees and expenses, interest expense, trading expenses, taxes and extraordinary expenses) from exceeding 0.53% of its average daily net assets per year.

For additional information regarding the ETF, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended December 31, 2020) and other information the trust files with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov. Additional information regarding the trust (including the top ten holdings and weights, sector weights and country weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the VanEck Vectors® Gold Miners ETF website at vaneck.com/etf/equity/gdx/overview/. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the index. The ETF, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the index by investing in a portfolio of securities that generally replicates the index. The ETF normally invests at least 80% of its total assets in securities that comprise the index. The ETF’s 80% investment policy is non-fundamental, which means that the ETF’s investment policy may be changed without shareholder approval upon 60 days’ prior written notice to shareholders. In addition, the ETF may invest in securities not included in the index, money market instruments, including repurchase agreements or other funds which invest exclusively in money market instruments, convertible securities, structured notes (notes on which the amount of principal repayment and interest payments are based on the movement of one or more specified factors, such as the movement of a particular stock or stock index) and/or certain derivatives, which Van Eck believes will help the ETF track the index. The ETF may invest in master limited partnerships (“MLPs”) to the extent they are included in the index. MLPs are limited partnerships that are operated under the supervision of one or more managing general partners. The ownership interests/common units of an MLP are listed and publicly traded on securities exchanges or in the over-the-counter market. Depositary receipts not included in the index may be used by the ETF in seeking performance that corresponds to the index and in managing cash flows, and may count towards compliance with the ETF’s 80% policy. The ETF may

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also invest, to the extent permitted by the Investment Company Act of 1940, in other affiliated and unaffiliated funds, such as open-end and closed-end management investment companies, including other ETFs. The ETF does not invest in money market instruments as part of a temporary defensive strategy to protect against potential stock market declines.

Notwithstanding the ETF’s investment objective, the return on your PLUS will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Correlation

Although Van Eck intends to track the performance of the index as closely as possible, the ETF’s return may not match or achieve a high degree of correlation with the return of the index due to expenses and transaction costs incurred in adjusting the portfolio. When the index is rebalanced and the ETF in turn rebalances its portfolio to attempt to increase the correlation between the ETF’s portfolio and the index, any transaction costs and market exposure arising from such portfolio rebalancing may be borne directly by the ETF and its shareholders. In addition, it is possible that the ETF may not always fully replicate the performance of the index as a result of not investing in certain securities included in the index, or not investing in them in the exact proportions in which they are represented in the index due to unavailability of certain index securities in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted). The ETF’s performance may also deviate from the return of the index due to legal restrictions or limitations imposed by the governments of certain countries, certain listing standards of the ETF’s listing exchange, a lack of liquidity on stock exchanges in which such securities trade, potential adverse tax consequences or other regulatory reasons (such as diversification requirements). The ETF may value certain of its investments and/or other assets based on fair value prices. To the extent the ETF calculates its net asset value based on fair value prices and the value of the index is based on securities’ closing prices on local foreign markets (i.e., the value of the index is not based on fair value prices), the ETF’s ability to track the index may be adversely affected. In addition, any issues the ETF encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the index tracking risk. For tax efficiency purposes, the ETF may sell certain securities, and such sale may cause the ETF to realize a loss and deviate from the performance of the index. In light of the factors discussed above, the ETF’s return may deviate significantly from the return of the index. Changes to the composition of the index in connection with a rebalancing or reconstitution of the index may cause the ETF to experience increased volatility, during which time the ETF’s index tracking risk may be heightened.

Industry Concentration Policy

The ETF will concentrate its investments in a particular sector or sectors or industry or group of industries to the extent that the index concentrates in a particular sector or sectors or industry or group of industries.

NYSE® Arca Gold Miners Index®

The NYSE Arca Gold Miners Index® (“index”) is a rules-based index designed to measure the performance of highly capitalized companies in the gold mining industry. The index is a modified market capitalization index but is not adjusted for free float, i.e., issued and outstanding shares of a company not closely held by company management or insiders (generally speaking, ownership positions that are greater than 10% of outstanding shares are considered to be closely held, meaning these shares are considered to be a long-term investment and are not expected to trade often enough to be considered part of the pool of shares readily available to investors). The index is calculated in U.S. dollars on a net total return basis. ICE Data Indices, LLC (“IDI”) is the index sponsor and the index administrator. The index was launched on September 23, 2013 and has a base date of September 20, 2013 and a base level of 779.30. Additional information about the index is available on the following website: theice.com/market-data/indices/equity-indices/ucits. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Index Universe and Selection Principle

Index Universe

Development and maintenance of the component universe for the index is undertaken by IDI. The universe is composed of all listed equity securities that are determined by the IDI to be representative of

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the gold mining industry. This determination is completed using publically available information on individual security issuers as well as the industry. Also instrumental in this determination is IDI employees’ expertise concerning index design and development and their knowledge surrounding index use and stakeholder feedback. IDI may change the composition of the universe at any time to reflect the conditions of the gold mining industry and to ensure that the pool of component securities continues to represent the gold mining industry, in accordance with the index requirements.

The index include common stocks, ADRs, or GDRs of selected companies involved in the mining for gold and silver ore and are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. This specifically includes those companies classified as being cross-listed, as an example those miners with both U.S. (NYSE, NYSE American, Nasdaq) and Canadian (TSX) listings. The criteria of being “electronically quoted” can be assumed to be met if the real-time market quotations and trades for securities listed on a particular exchange are available via the data feeds of the major market data vendors.

The index administrator has chosen not to specify the exact exchanges whose securities are eligible for inclusion in the index, but generally the exchanges in most developed markets and major emerging markets are regarded as appropriate. The index administrator uses its discretion to avoid those exchanges and markets that are considered “frontier” in nature or alternatively, have major restrictions to foreign ownership or investability.

The universe specifically includes those companies that derive at least 50% of their revenues from gold mining and related activities. There will be a 10% buffer built in so that companies already existing in the index will only be removed from the universe and index in the next review if their gold mining revenues fall below the 40% level.

In addition, both streaming companies and royalty companies are eligible for inclusion in the index. At the discretion of the index administrator, companies that have not yet commenced production are also eligible for inclusion in the index, provided they do have tangible revenues that are related to either the mining of gold or silver ore. In addition, there are no restrictions imposed on the universe in how much a particular company has hedged in gold or silver production via futures, options, or forward contracts.

It should be noted that the index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining. This can be defined as those companies (“silver-tilted” companies) that either:

1.Have a revenue exposure to silver mining that is greater than 50% or,

2.Have a greater revenue exposure to silver mining than gold mining and have a combined gold/silver mining revenue exposure of greater than 50%

The index administrator will ensure, solely through the company selections in the index rebalances, that the percentage of the index weight that will consist of these “silver-tilted” companies will not exceed 20%.

Selection of Constituents

The index constituents are selected among the companies included in the universe that meet all of the following criteria. A buffer will be enforced for companies already in the index, as outlined below:

1.Market capitalization is greater than $750 million (not adjusted for free float)

a.	For companies already in the index, the market capitalization requirement will be $450 million

2.Average daily volume of at least 50,000 shares over the past three months

a.	For companies already in the index, the average daily volume requirement will be at least 30,000 shares over the past three months

3.Average daily value traded of at least $1 million over the past three months

a.	For companies already in the index, the average daily value traded requirement will be at least $600,000 over the past three months

For reasons of practicality, the index administrator has the discretion to not include all companies that meet the minimum levels for inclusion. These include, but are not limited to, pending corporate actions, litigation or geo-political events that may affect a given stock. In addition, the index administrator has the

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discretion to include companies that do not meet the minimum levels for inclusion, if it determines that by doing so it maintains the quality and/or character of the index.

Removal of Constituents

Components will be removed from the index during the quarterly review if they either fail on Criteria 1 below, or, alternatively fail on both Criteria 2 and 3 below:

1.The market capitalization is lower than $450 million

2.The average daily volume for the past three months is lower than 30,000 shares

3.the average daily value traded for the past three months is lower than $600,000

Selected Line

Only one listing is permitted per company and the listing representing the company’s ordinary shares is generally used. If an ADR, GDR, or U.S. cross-listing is available for a given stock and it satisfies the minimum liquidity requirements, that ADR, GDR, or U.S. cross-listing will be used instead of the locally listed ordinary share. This logic will be followed even in the cases where the stock’s local listing has a greater liquidity than the ADR, GDR, or U.S. cross-listing.

If multiple share classes are available for a particular listing line, the shares outstanding for each class will be added up and attributed to the most liquid class. There is no rules-based consideration of the amount of free float shares available for each company. Instead, the index administrator evaluates, on a discretionary basis, the amount of free float shares available to the public while performing its review of the universe. If the index administrator concludes that the amount of free float shares of a company is too low, it could decide to exclude such company from the universe.

Periodical Update of Weighting

Determining Constituent Weightings at Quarterly Index Rebalances

The index is weighted based on the market capitalization of each of the component stocks, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the index as described above. The information utilized in this modification process will be taken from the close of trading on the second Friday of the rebalance month:

1.The weight of any single component stock may not account for more than 20% of the total value of the index;

2.The component stocks are split into two subgroups – (1) large and (2) small, ranked by their unadjusted market capitalization weight in the index. Large stocks are defined as having a starting index weight greater than or equal to 5%. Small stocks are defined as having a starting index weight below 5%;

3.The final aggregate weight of those component stocks which individually represent more than 4.5% of the total value of the index may not account for more than 45% of the total index value.

Adjustment Process

1.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the index, then all stocks with weights greater than 20% of the index are reduced to represent 20% of the value of the index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

If there is no component stock over 20% of the total value of the index to start, then Diversification Rule 1 is not executed.

2.

Diversification Rule 2: The components are sorted into two groups – (1) large components, with a starting index weight of 5% or greater, and (2) small components, with a weight of under 5% (after any adjustments for Diversification Rule 1).

If there are no components that classify as large components after Diversification Rule 1 is run, then Diversification Rule 2 is not executed. Alternatively, if the starting aggregate weight of the large

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components after Diversification Rule 1 is run is not greater than 45% of the starting index weight, then Diversification Rule 2 is not executed.

If Diversification Rule 2 is indeed executed, then the (1) large group and (2) small group will represent 45% and 55%, respectively, of the final index weight. This will be adjusted through the following process:

a.

The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately.

b.

The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Calculation of the Index

The ETF tracks the net total return version of the NYSE Arca Gold Miners Index® (current Bloomberg symbol : “GDMNTR”). A net total return index measures the period to period change in the value of its components due to changes in the valuation (price in U.S. dollars) of those components plus (by means of an adjustment to the divisor) any income produced by those components net of dividend withholding taxes. As the index level is expressed in U.S. dollars, the index converts non-U.S. currencies into U.S. dollars using currency exchange rates.

The current index level is calculated by dividing the current modified index market capitalization by the index divisor. The divisor was determined off of the initial capitalization base of the index and the base level. The divisor is updated as a result of dividends going ex-dividend on the calculation date and as a result of corporate actions and composition changes.

Notwithstanding that the ETF tracks the performance of the net total return version of the index, the return on your PLUS will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

The closing level is the last level disseminated on the trading day and uses the official close prices from the primary listing market for each constituent. For constituents that have non-traded, halted or suspended status, or have not opened for the current day, the previous day’s reference prices (primary exchange official closes) or estimated prices (for IPOs, buyouts and swap offers) are used instead. The currency rate that will be utilized in the calculation of the closing level is the current day’s London 4:00 PM WM/Reuters Spot FX rate, or if not available, the prior day’s relevant London 4:00 PM WM/Reuters Spot FX rate. In the case of exceptional market conditions, the index administrator reserves the right to utilize other prices in the calculation of the official closing level.

The Consolidated Tape (CTS/UDTF) is the primary market data source for U.S. equity real-time and closing prices. Thomson Reuters and the ICE Data Services Consolidated Feed are the primary market data sources utilized for retrieving real-time and closing prices for international (ex-U.S.) equities and real-time spot currencies, all for use in index calculations. Closing spot currencies utilized for constituent conversion or index level conversion are sourced from WM/Reuters Spot FX fixings, specifically the 4 PM London fixing. The index utilizes tax withholding rates commonly released by various global accounting firms. The location/perspective for all tax withholding rates is that of Luxembourg. Additional sources of data less commonly used include market data vendors, company announcements, exchange announcements and other official sources.

The index administrator retains the right to delay the publication of the opening level of the index. Furthermore, the index administrator retains the right to suspend the publication of the level of the index if it believes that circumstances prevent the proper calculation of the index.

If index constituent prices are cancelled, the index will not be recalculated unless the index administrator decides otherwise.

Reasonable efforts are made to ensure the correctness and validity of data used in real-time index calculations. If incorrect price or corporate action data affects index daily closing values, they are

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corrected retroactively as soon as possible and all revisions are communicated out to the public and market data vendors.

Changes to the Index

Inclusion of New Constituents

The inclusion of new companies in the index will typically only occur during the quarterly reconstitutions or rebalances, although there could be exceptions based on a specific corporate action affecting a current constituent. The inclusion of the new company at the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the actual inclusion. For example, for the rebalance effective for March 19, 2018, the announcement occurred after the close on March 9, 2018.

Removal of Constituent

Components would be removed from the index as a result of periodic corporate actions as well as the result of the quarterly rebalances/reconstitutions. All removals in the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the removal. It should be noted that in the case of mergers and acquisitions, every effort will be made to remove the company at some reasonable time ahead of the suspension in trading in the acquired company. There will be certain situations and corporate actions that would require the removal of a company that has already ceased trading. In those cases, the company will be removed from the index at its last traded price, or, at the discretion of the index administrator, at a derived price that most accurately represents its post-suspension value. There will be certain situations and corporate actions that would require a removal of a company with less than six trading days of notice. In those cases, the removal would be announced no later than 15:00 ET on the trading day preceding the effective date of the removal.

Corporate Actions

In case of an event that could affect one or more constituents, the index administrator will inform the market about the intended treatment of the event in the index shortly after the firm details have become available and have been confirmed. When possible, the corporate action will be announced, even if not all information is known, at least one trading day before the effective date of the action. Once the corporate action has been effectuated, the index administrator will confirm the changes in a separate announcement.

The following chart summarizes how the index sponsor will treat various corporate actions.

Corporate Action	Any changes?
Stock split	Price change	Shares change
Stock dividend	Price change	Shares change
Special cash	Price change	N/A
Regular dividends	Price Change	N/A
Equity offering	N/A
New listing	N/A
Delisting	Deletion	N/A
Spin off	Price change	N/A
Rights offering	Price change	Shares change

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Rule Changes

Going forward, barring exceptional circumstances, the index administrator shall announce proposed rules changes to stakeholders prior to them being implemented. Stakeholders shall also be notified of when the changes shall take effect.

Index Reviews

IDI shall undertake regular reviews of the index, the methodology and the market which it represents to ensure it continues to meet the index objective, in accordance with IDI’s policies and procedures. Should changes to the index be required or proposed, this will be communicated to stakeholders in accordance with IDI’s policies and procedures.

Quarterly Reconstitution/Rebalance: Publication of Results

The new composition of the index, including the companies to be a part of the index and their corresponding new index shares, will be announced at least six trading days before the effective date.

Governance

Index Sponsor and Administrator

IDI is responsible for the day-to-day management of the index, including retaining primary responsibility for all aspects of the index determination process, including implementing appropriate governance and oversight, as required under the International Organization of Securities Commission’s Principles for Financial Benchmarks (the IOSCO Principles). The governance committee is responsible for helping to ensure IDI’s overall compliance with the IOSCO Principles, by performing the oversight function which includes overseeing the index development, design, issuance and operation of the index, as well as reviewing the control framework. IDI is also responsible for decisions regarding the interpretation of these rules and the governance committee is responsible for reviewing all rule book modifications and index constituent changes with respect to the index to ensure that they are made objectively, without bias, and in accordance with applicable law and regulation and IDI’s policies and procedures. Consequently, all IDI’s and the governance committee discussions and decisions are confidential until released to the public.

Cases Not Covered In Rules

In cases which are not expressly covered in the index methodology, operational adjustments will take place along the lines of the aim of the index. Operational adjustments may also take place if, in the opinion of the index administrator, it is desirable to do so to maintain a fair and orderly market in derivatives on this index and/or this is in the best interests of the investors in products based on the index and/or the proper functioning of the markets.

Any such modifications described under this section or exercise of expert judgment will also be governed by any applicable policies, procedures and guidelines in place by IDI at such time.

Rule Book Changes

The governance committee reviews all rule book modifications and index changes to ensure that they are made objectively, without bias and in accordance with applicable law and regulation and IDI’s policies and procedures. These rules may be supplemented, amended in whole or in part, revised or withdrawn at any time in accordance with applicable law and regulation and IDI applicable policies and procedures. Supplements, amendments, revisions and withdrawals may also lead to changes in the way the index is compiled or calculated or affect the index in another way.

Limitation of the Index

The index may be subject to potential limitations, such as a decline in the pool of available eligible securities due to advancements in technology, shifts in demographic spending or the economy, changes in regulation or accounting rules, consolidation in certain sectors or industries, or other factors. Other limitations may include the ability of the index to operate in illiquid or fragmented markets.

By design, the index is focused on the gold mining industry, and to a lesser extent, the silver mining industry. As the underlying markets transform due to consolidation and technology transformation, the companies included in the index will adjust and change accordingly.

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IDI seeks to manage and mitigate these limitations through the index design, review and oversight process.

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EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the basket component publisher and license agreement between the basket component publisher and the issuer, see “The Underliers - EURO STOXX 50® Index” on page S-34 of the accompanying underlier supplement no. 21.

The EURO STOXX 50® Index is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the basket component are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

TOPIX

TOPIX is a free-float-adjusted market capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc. For more details about TOPIX, the basket component publisher and license agreement between the basket component publisher and the issuer, see “The Underliers - TOPIX” on page S-129 of the accompanying underlier supplement no. 21.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the PLUS, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the PLUS.

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Health Care Select Sector SPDR® Fund

The shares of the Health Care Select Sector SPDR® Fund (the “ETF”) are issued by a series of the Select Sector SPDR® Trust, a registered investment company.

•	The ETF seeks investment results that correspond generally to the price and yield performance, before expenses, of the Health Care Select Sector Index (the “index”).
•	The ETF’s investment advisor is SSGA Funds Management, Inc. (“SSGA”).
•	The ETF trades on the NYSE Arca under the ticker symbol “XLV”.
•	The company’s SEC CIK Number is 0001064641.
•	The ETF’s inception date was December 16, 1998.
•	The ETF’s shares are issued or redeemed only in large blocks of shares called creation units.

We obtained the following fee information from the SPDR® website, without independent verification.  The investment advisor is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets, at an annual rate of 0.03%.  In addition, the ETF has adopted a Distribution and Service Plan pursuant to which payments of up to 0.03% of average daily net assets may be made. The ETF also incurs other operating expenses up to an annual rate of 0.06%. As of March 31, 2021, the gross expense ratio of the ETF was 0.12% per annum.

For additional information regarding the Select Sector SPDR® Trust or SSGA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended March 31, 2021) and other information SPDR® Series Trust files with the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov.  In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at spdrs.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement. We have obtained all information about the ETF from the SPDR® website without independent verification.

Investment Objective and Strategy

The ETF seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Health Care Select Sector Index, which is comprised of companies in the Health Care sector. SSGA uses a replication strategy to try to achieve the ETF’s investment objective, which means that the ETF generally invests in substantially all of the securities represented in the index it tracks in approximately the same proportions as the index.  In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF. For example, if the ETF is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the index that it tracks. Consequently, under such circumstances, such ETF may invest in a different mix of investments than it would under normal circumstances. The ETF is managed with an indexing investment strategy, attempting to track the performance of an unmanaged index of securities, regardless of the current or projected performance of the index or of the actual securities comprising the index.  This differs from an actively managed ETF, which typically seeks to outperform a benchmark index. The ETF’s performance may be less favorable than that of a portfolio managed using an active investment strategy. The structure and composition of the index will affect the performance, volatility and risk of the index and consequently, the performance, volatility and risk of the ETF.

The ETF’s investment strategy and other policies may be changed without shareholder approval.

Notwithstanding the ETF’s investment objective, the return on your PLUS will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

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Replication Strategy

The ETF uses a replication strategy to attempt to track the performance of the index.  This strategy involves investing in substantially all of the securities represented in the index in approximately the same proportions as the index.  Under normal market conditions, the ETF generally invests substantially all, but at least 95%, of its total assets in the securities comprising the index.  The ETF will provide shareholders with at least 60 days notice prior to any material change in this 95% investment policy. Also, the ETF may lend securities representing up to 40% of the value of the ETF's net assets.

Correlation

Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the return of the index), the ETF’s return may not match the return of the index. The ETF incurs a number of operating expenses not applicable to the index and incurs costs in buying and selling securities. In addition, the ETF may not be fully invested at times, generally as a result of cash flows into or out of the ETF or reserves of cash held by the ETF to meet redemptions.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries.  By concentrating its assets in a single industry or group of industries, the ETF is subject to the risk that financial, economic, business or other conditions that have a negative effect on that industry or group of industries will negatively impact the ETF to a greater extent than if the ETF’s assets were invested in a wider variety of industries.

The ETF is non-diversified and may invest a larger percentage of its assets in securities of a few issuers or a single issuer than a diversified ETF.  As a result, the ETF’s performance may be disproportionately impacted by the performance of relatively few securities.

Creation Units

Prior to trading in the secondary market, shares of the ETF are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in block-size units, known as creation units. As a practical matter, only institutions, market makers or large investors purchase or redeem creation units.  The principal consideration for a specified number of creation units (which may be revised at any time without notice) is a basket of securities and/or cash that constitutes a substantial replication, or a representation, of the securities included in the index.  Except when aggregated in creation units (or upon the liquidation of the ETF), shares of the ETF are not redeemable securities.  There can be no assurance that there will be sufficient liquidity in the public trading market at any time to permit assembly of a creation unit.

Share Prices and the Secondary Market

The trading prices of the ETF’s shares will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading price of the ETF’s shares may deviate significantly from its net asset value during periods of market volatility.

Health Care Select Sector Index

The Health Care Select Sector Index, which we refer to as the index, is comprised of the constituents of the S&P 500® Index that are assigned to the Global Industry Classification Standard (“GICS®”) Health Care sector.  The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy.  The index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the Health Care Select Sector Index and the S&P 500® Index is available on the following websites: us.spindices.com/indices/equity/health-care-select-sector-index/ and us.spindices.com/indices/equity/sp-500. We are not incorporating by reference the websites or any material they include in this pricing supplement. We have obtained all information about the index from the S&P website without independent verification.

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S&P and MSCI Inc. (“MSCI”) jointly developed the GICS® in 1999 to establish a global standard for categorizing companies into sectors and industries. The GICS® classifies companies into four levels of detail: 11 sectors, 24 industry groups, 69 industries and 158 sub-industries. The eleven GICS® sectors are: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities. GICS® was designed to classify a company according to its principal business activity. To make this determination, S&P and MSCI use revenues as a key measure of a company’s business activity. Earnings and market perception, however, are also recognized as important and relevant information for classification purposes and are taken into account during the review process. A company’s classification is reviewed annually at a minimum, and companies are under constant surveillance for corporate actions. The GICS® methodology itself is reviewed annually for changes or additions to the four classification levels.

S&P rebalances the index quarterly after the close of business on the third Friday of March, June, September and December (each, a “rebalancing effective date”). With prices reflected on the second Friday of March, June, September and December, adjusted for any applicable corporate actions, and membership, shares outstanding and investable weight factors (“IWFs”) as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications to the float-adjusted market capitalization of constituent stocks are made as follows.

If any company has a float-adjusted market capitalization weight greater than 24%, S&P caps that company’s weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to mitigate against any stock exceeding 25% as of the rebalancing effective date. S&P redistributes all excess weight equally to all uncapped stocks within the index. After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap. The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.5%. S&P then redistributes the excess weight proportionally to all stocks with weights below 4.5% and the process is repeated iteratively until the 50% test above is satisfied. As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements. If, on the second to last business day of March, June, September or December, a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September or December, and membership, shares outstanding and IWFs as of the rebalancing effective date.

Except for the rebalancing process described above and the total return process described below, the index is calculated and maintained on the same basis as the S&P 500® Index, which is described beginning on page S-106 of the accompanying underlier supplement no. 21.

The ETF tracks the performance of the total return version of the index. A total return index represents the total return earned in a portfolio that tracks the price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the total return calculation is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income. Notwithstanding the ETF’s investment objective, the return on your PLUS will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which

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is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The offered securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the offered securities.

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SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF seeks investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry Index. The investment advisor of the SPDR® S&P® Oil & Gas Exploration & Production ETF uses a representative sampling strategy to attempt to track the S&P Oil & Gas Exploration & Production Select Industry Index, which means that the underlier may purchase a subset of the securities in the S&P Oil & Gas Exploration & Production Select Industry Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the S&P Oil & Gas Exploration & Production Select Industry Index.

The S&P Oil & Gas Exploration & Production Select Industry Index is a modified equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that both (i) are classified under the Global Industry Classification Standard in the integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing sub-industries and (ii) satisfy certain liquidity and market capitalization requirements.

For more details about the SPDR® S&P® Oil & Gas Exploration & Production ETF, the investment advisor and the basket component, see “The Underliers - SPDR® S&P® Oil & Gas Exploration & Production ETF” on page S-162 of the accompanying underlier supplement no. 21.

“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The offered PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the offered PLUS.

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Historical Basket Component Closing Values of the Basket Components and Basket Closing Values

The respective basket component closing values of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket components have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the basket component closing value of any of the basket components during any period shown below is not an indication that the basket components are more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical basket component closing values of the basket components or the historical basket closing values as an indication of the future performance of the basket components or the basket, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the basket, the basket components or the basket component stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performances of the basket components. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the basket components between the date of this pricing supplement and the date of your purchase of the offered PLUS and, given the recent volatility described above, you should pay particular attention to recent levels of the basket components. The actual performance of each basket component over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical basket component closing values shown below.

The tables below shows the high, low and period end basket component closing values of the Russell 2000® Index, the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the EURO STOXX 50® Index, the TOPIX, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF for each of the four calendar quarters in 2016, 2017, 2018, 2019 and 2020 and the first two calendar quarters in 2021 (through June 28, 2020). We obtained the basket component closing values listed in the tables below from Bloomberg Financial Services, without independent verification. Although the official basket component closing values of the Russell 2000® Index are published to six decimal places by its index publisher, Bloomberg Financial Services reports the values of the Russell 2000® Index to fewer decimal places.

Historical Quarterly High, Low and Period End Basket Component Closing Values of the Russell 2000® Index

	High	Low	Period End
2016
Quarter ended March 31	1,114.028	953.715	1,114.028
Quarter ended June 30	1,188.954	1,089.646	1,151.923
Quarter ended September 30	1,263.438	1,139.453	1,251.646
Quarter ended December 31	1,388.073	1,156.885	1,357.130
2017
Quarter ended March 31	1,413.635	1,345.598	1,385.920
Quarter ended June 30	1,425.985	1,345.244	1,415.359
Quarter ended September 30	1,490.861	1,356.905	1,490.861
Quarter ended December 31	1,548.926	1,464.095	1,535.511
2018
Quarter ended March 31	1,610.706	1,463.793	1,529.427
Quarter ended June 30	1,706.985	1,492.531	1,643.069
Quarter ended September 30	1,740.753	1,653.132	1,696.571
Quarter ended December 31	1,672.992	1,266.925	1,348.559
2019

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	High	Low	Period End
Quarter ended March 31	1,590.062	1,330.831	1,539.739
Quarter ended June 30	1,614.976	1,465.487	1,566.572
Quarter ended September 30	1,585.599	1,456.039	1,523.373
Quarter ended December 31	1,678.010	1,472.598	1,668.469
2020
Quarter ended March 31	1,705.215	991.164	1,153.103
Quarter ended June 30	1,536.895	1,052.053	1,441.365
Quarter ended September 30	1,592.287	1,398.920	1,507.692
Quarter ending December 31	2,007.104	1,531.202	1,974.855
2021
Quarter ended March 31	2,360.168	1,945.914	2,220.519
Quarter ended June 30 (through June 28, 2021)	2,343.758	2,135.139	2,322.336

Historical Quarterly High, Low and Period End Basket Component Closing Values of the iShares® MSCI Emerging Markets ETF

	High	Low	Period End
2016
Quarter ended March 31	$34.07	$28.08	$34.04
Quarter ended June 30	$35.05	$31.68	$34.15
Quarter ended September 30	$37.97	$33.56	$37.22
Quarter ended December 31	$37.87	$33.87	$34.80
2017
Quarter ended March 31	$39.74	$35.21	$39.15
Quarter ended June 30	$41.68	$38.57	$41.14
Quarter ended September 30	$45.57	$40.80	$44.54
Quarter ended December 31	$47.52	$44.55	$46.83
2018
Quarter ended March 31	$51.76	$45.41	$47.99
Quarter ended June 30	$47.85	$42.07	$43.07
Quarter ended September 30	$44.76	$40.89	$42.66
Quarter ended December 31	$42.67	$37.77	$38.82
2019
Quarter ended March 31	$43.44	$38.22	$42.66
Quarter ended June 30	$44.32	$39.67	$42.65
Quarter ended September 30	$43.16	$38.50	$40.62
Quarter ended December 31	$45.07	$40.03	$44.87
2020
Quarter ended March 31	$46.30	$30.61	$34.13
Quarter ended June 30	$41.19	$32.67	$39.99
Quarter ended September 30	$45.55	$40.44	$44.09
Quarter ending December 31	$51.70	$43.99	$51.67
2021
Quarter ended March 31	$57.96	$51.68	$53.34
Quarter ended June 30 (through June 28, 2021)	$56.09	$52.01	$55.55

July 2021

Historical Quarterly High, Low and Period End Basket Component Closing Values of the VanEck Vectors® Gold Miners ETF

	High	Low	Period End
2016
Quarter ended March 31	$20.86	$12.47	$19.98
Quarter ended June 30	$27.70	$19.53	$27.70
Quarter ended September 30	$31.32	$25.45	$26.43
Quarter ended December 31	$25.96	$18.99	$20.92
2017
Quarter ended March 31	$25.57	$21.14	$22.81
Quarter ended June 30	$24.57	$21.10	$22.08
Quarter ended September 30	$25.49	$21.21	$22.96
Quarter ended December 31	$23.84	$21.42	$23.24
2018
Quarter ended March 31	$24.60	$21.27	$21.98
Quarter ended June 30	$23.06	$21.81	$22.31
Quarter ended September 30	$22.68	$17.57	$18.52
Quarter ended December 31	$21.09	$18.39	$21.09
2019
Quarter ended March 31	$23.36	$20.31	$22.42
Quarter ended June 30	$26.17	$20.17	$25.56
Quarter ended September 30	$30.95	$24.58	$26.71
Quarter ended December 31	$29.49	$26.19	$29.28
2020
Quarter ended March 31	$31.05	$19.00	$23.04
Quarter ended June 30	$37.21	$24.03	$36.68
Quarter ended September 30	$44.53	$36.17	$39.16
Quarter ending December 31	$41.42	$33.42	$36.02
2021
Quarter ended March 31	$38.51	$30.90	$32.50
Quarter ended June 30 (through June 28, 2021)	$39.68	$33.60	$33.98

Historical Quarterly High, Low and Period End Basket Component Closing Values of the EURO STOXX 50® Index

	High	Low	Period End
2016
Quarter ended March 31	3,178.01	2,680.35	3,004.93
Quarter ended June 30	3,151.69	2,697.44	2,864.74
Quarter ended September 30	3,091.66	2,761.37	3,002.24
Quarter ended December 31	3,290.52	2,954.53	3,290.52
2017
Quarter ended March 31	3,500.93	3,230.68	3,500.93
Quarter ended June 30	3,658.79	3,409.78	3,441.88
Quarter ended September 30	3,594.85	3,388.22	3,594.85
Quarter ended December 31	3,697.40	3,503.96	3,503.96
2018
Quarter ended March 31	3,672.29	3,278.72	3,361.50
Quarter ended June 30	3,592.18	3,340.35	3,395.60
Quarter ended September 30	3,527.18	3,293.36	3,399.20
Quarter ended December 31	3,414.16	2,937.36	3,001.42
2019

July 2021

	High	Low	Period End
Quarter ended March 31	3,409.00	2,954.66	3,351.71
Quarter ended June 30	3,514.62	3,280.43	3,473.69
Quarter ended September 30	3,571.39	3,282.78	3,569.45
Quarter ended December 31	3,782.27	3,413.31	3,745.15
2020
Quarter ended March 31	3,865.18	2,385.82	2,786.90
Quarter ended June 30	3,384.29	2,662.99	3,234.07
Quarter ended September 30	3,405.35	3,137.06	3,193.61
Quarter ending December 31	3,581.37	2,958.21	3,552.64
2021
Quarter ended March 31	3,926.20	3,481.44	3,919.21
Quarter ended June 30 (through June 28, 2021)	4,158.14	3,924.80	4,089.91

Historical Quarterly High, Low and Period End Basket Component Closing Values of the TOPIX

	High	Low	Period End
2016
Quarter ended March 31	1,509.67	1,196.28	1,347.20
Quarter ended June 30	1,407.50	1,204.48	1,245.82
Quarter ended September 30	1,352.67	1,209.88	1,322.78
Quarter ended December 31	1,552.36	1,301.16	1,518.61
2017
Quarter ended March 31	1,577.40	1,506.33	1,512.60
Quarter ended June 30	1,624.07	1,459.07	1,611.90
Quarter ended September 30	1,676.17	1,590.71	1,674.75
Quarter ended December 31	1,831.93	1,673.62	1,817.56
2018
Quarter ended March 31	1,911.07	1,664.94	1,716.30
Quarter ended June 30	1,815.25	1,703.80	1,730.89
Quarter ended September 30	1,822.44	1,676.20	1,817.25
Quarter ended December 31	1,824.03	1,415.55	1,494.09
2019
Quarter ended March 31	1,627.59	1,471.16	1,591.64
Quarter ended June 30	1,630.68	1,498.96	1,551.14
Quarter ended September 30	1,623.27	1,478.03	1,587.80
Quarter ended December 31	1,747.20	1,568.87	1,721.36
2020
Quarter ended March 31	1,744.16	1,236.34	1,403.04
Quarter ended June 30	1,630.72	1,325.13	1,558.77
Quarter ended September 30	1,661.93	1,496.06	1,625.49
Quarter ending December 31	1,819.18	1,579.33	1,804.68
2021
Quarter ended March 31	2,012.21	1,791.22	1,954.00
Quarter ended June 30 (through June 28, 2021)	1,983.54	1,849.04	1,965.67

July 2021

Historical Quarterly High, Low and Period End Basket Component Closing Values of the Health Care Select Sector SPDR® Fund

	High	Low	Period End
2016
Quarter ended March 31	$70.61	$63.12	$67.34
Quarter ended June 30	$72.18	$67.88	$71.26
Quarter ended September 30	$75.12	$70.92	$71.64
Quarter ended December 31	$71.73	$65.59	$68.50
2017
Quarter ended March 31	$76.10	$68.62	$73.88
Quarter ended June 30	$80.07	$72.97	$78.73
Quarter ended September 30	$82.82	$77.50	$81.20
Quarter ended December 31	$83.44	$80.20	$82.15
2018
Quarter ended March 31	$90.95	$79.16	$80.87
Quarter ended June 30	$85.06	$79.04	$82.92
Quarter ended September 30	$94.54	$83.18	$94.54
Quarter ended December 31	$95.25	$80.18	$85.95
2019
Quarter ended March 31	$92.35	$82.93	$91.16
Quarter ended June 30	$93.12	$85.23	$92.04
Quarter ended September 30	$93.79	$88.17	$89.55
Quarter ended December 31	$102.44	$87.38	$101.86
2020
Quarter ended March 31	$104.73	$74.62	$88.58
Quarter ended June 30	$103.92	$85.21	$100.07
Quarter ended September 30	$109.44	$100.71	$105.48
Quarter ending December 31	$113.44	$101.66	$113.44
2021
Quarter ended March 31	$118.50	$110.80	$116.74
Quarter ended June 30 (through June 28, 2021)	$125.89	$116.39	$125.89

Historical Quarterly High, Low and Period End Basket Component Closing Values of the SPDR® S&P® Oil & Gas Exploration & Production ETF

	High	Low	Period End
2016
Quarter ended March 31	$123.84	$94.40	$121.40
Quarter ended June 30	$150.00	$105.8.92	$139.24
Quarter ended September 30	$156.48	$131.00	$153.84
Quarter ended December 31	$173.68	$138.92	$165.68
2017
Quarter ended March 31	$168.84	$140.68	$149.76
Quarter ended June 30	$151.56	$120.68	$127.68
Quarter ended September 30	$137.48	$105.8.36	$136.36
Quarter ended December 31	$150.56	$129.00	$148.72
2018
Quarter ended March 31	$159.40	$129.52	$140.88
Quarter ended June 30	$176.88	$136.12	$172.24
Quarter ended September 30	$178.08	$156.40	$173.16

July 2021

	High	Low	Period End
Quarter ended December 31	$178.28	$96.48	$106.12
2019
Quarter ended March 31	$126.44	$108.40	$122.96
Quarter ended June 30	$131.92	$99.44	$109.00
Quarter ended September 30	$108.80	$82.40	$89.44
Quarter ended December 31	$95.16	$80.16	$94.80
2020
Quarter ended March 31	$97.92	$30.16	$32.90
Quarter ended June 30	$71.82	$31.04	$52.18
Quarter ended September 30	$56.19	$42.07	$42.07
Quarter ending December 31	$63.70	$39.65	$58.50
2021
Quarter ended March 31	$91.11	$59.03	$81.34
Quarter ended June 30 (through June 28, 2021)	$99.75	$74.00	$95.40

July 2021

The graphs below show the daily historical basket component closing values of the Russell 2000® Index, the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the EURO STOXX 50® Index, the TOPIX, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF from January 1, 2016 through June 28, 2021. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices and equity ETFs. We obtained the basket component closing values in the graphs below from Bloomberg Financial Services, without independent verification. Although the official basket component closing values of the Russell 2000® Index are published to six decimal places by its index publisher, Bloomberg Financial Services reports the values of the Russell 2000® Index to fewer decimal places.

Historical Performance of the Russell 2000® Index

July 2021

Historical Performance of the iShares® MSCI Emerging Markets ETF

Historical Performance of the the VanEck Vectors® Gold Miners ETF

July 2021

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the TOPIX

July 2021

Historical Performance of the Health Care Select Sector SPDR® Fund

Historical Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF

July 2021

Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2016 through June 28, 2021 assuming that the basket closing value was 100 on January 1, 2016. We derived the basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual basket component closing values of the basket components on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2016 was 100. As noted in this pricing supplement, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the basket components.

July 2021

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of each PLUS for U.S. federal income tax purposes that will be required under the terms of each PLUS, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a PLUS as a hedge or that is hedged against interest rate risks;
•	a person that owns a PLUS as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your PLUS is uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the PLUS, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

July 2021

United States Holders

This section applies to you only if you are a United States holder that holds your PLUS as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a PLUS and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your PLUS for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion herein assumes that your PLUS will be so treated.

Upon the sale, exchange or maturity of your PLUS, you should recognize short-term capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your PLUS. Your tax basis in the PLUS will generally be equal to the amount that you paid for the PLUS. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the PLUS is uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your PLUS should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In particular, the Internal Revenue Service could treat your PLUS as short-term debt instruments that provide for contingent payments. The discussion below addresses the tax treatment of your PLUS if they are treated as short-term debt instruments that provide for contingent payments.

Although there is no authority that specifically addresses the tax treatment of short-term debt instruments that provide for contingent payments, it is likely that you should not recognize any income prior to the sale, exchange or maturity of the PLUS. If you are an initial purchaser of the PLUS, upon the maturity of your PLUS you should recognize either ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your PLUS at such time and the amount you paid for your PLUS. Upon a sale or exchange of your PLUS prior to the maturity of your PLUS, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your PLUS and the amount received by you upon such sale or exchange, unless you sell or exchange your PLUS between the determination date and the maturity date, in which case it would be reasonable for you to treat substantially all of any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss. You may be required to defer interest deductions that are allocable to your purchase of the PLUS. For more information, please see the discussion under “United States Taxation— Taxation of Debt Securities—United States Holders— Short-Term Debt Securities” in the accompanying prospectus.

It is also possible that your PLUS could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your

July 2021

tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your PLUS in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered PLUS, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating each PLUS for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect a PLUS issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your PLUS.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your PLUS.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of a PLUS and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or

July 2021

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a PLUS.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your PLUS at maturity and, notwithstanding that we do not intend to treat each PLUS as debt for tax purposes, we intend to backup withhold on such payments with respect to your PLUS unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your PLUS should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your PLUS at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization of each PLUS by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of a PLUS should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your PLUS, could be collected via withholding. If these regulations were to apply to your PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the iShares® MSCI Emerging Markets

ETF, the VanEck Vectors® Gold Miners ETF, the Health Care Select Sector SPDR® Fund or the SPDR®

S&P® Oil & Gas Exploration & Production ETF or on the stocks included in the Russell 2000® Index, the

EURO STOXX 50® Index or the TOPIX during the term of the PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

July 2021

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to the FATCA withholding rules.

July 2021

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-14 of the accompanying general terms supplement no. 2,913. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 2,913.

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Basket component publisher for the Russell 2000® Index:	FTSE Russell
Basket component investment advisor for the iShares® MSCI Emerging Markets ETF:	BlackRock Fund Advisors
Basket component investment advisor for the VanEck Vectors® Gold Miners ETF:	Van Eck Associates Corporation
Basket component publisher for the EURO STOXX 50® Index:	STOXX Limited
Basket component publisher for the TOPIX:	Tokyo Stock Exchange, Inc.
Basket component investment advisor for the Health Care Select Sector SPDR® Fund:	SSGA Funds Management, Inc.
Basket component investment advisor for the SPDR® S&P® Oil & Gas Exploration & Production ETF:	SSGA Funds Management, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-15 of the accompanying general terms supplement no. 2,913
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination Date” on page S-15 of the accompanying general terms supplement no. 2,913
Specified currency:	U.S. dollars (“$”)
Basket component closing value:

With respect to each basket component, as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-36 of the accompanying general terms supplement no. 2,913 and, with respect to the iShares® MSCI Emerging Markets ETF, the VanEck Vectors® Gold Miners ETF, the Health Care Select Sector SPDR® Fund and the SPDR® S&P® Oil & Gas Exploration & Production ETF only, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes - Anti-dilution Adjustments for Exchange-Traded Funds” on page S-33 of the accompanying general terms supplement no. 2,913

July 2021

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-35 of the accompanying general terms supplement no. 2,913
Basket component business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-35 of the accompanying general terms supplement no. 2,913
FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-41 of the accompanying general terms supplement no. 2,913
ERISA:	As described under “Employee Retirement Income Security Act” on page S-48 of the accompanying general terms supplement no. 2,913
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $   .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.175, or 1.75% of the principal amount, for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the PLUS against payment therefor in New York, New York on July     , 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

July 2021

About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    General terms supplement no. 2,913 dated June 17, 2021

●    Underlier supplement no. 21 dated June 24, 2021

●    Prospectus supplement dated March 22, 2021

●    Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price,” “closing value,” “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 21 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “pricing date” and “underlying index publisher”, respectively.

July 2021

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 21, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 21, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 21, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

PLUS Based on the Value of a Basket of Equity Indices and Equity ETFs due December 30, 2021

Principal at Risk Securities

Goldman Sachs & Co. LLC

July 2021